UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2025

Camber Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 Greenway Plaza, Suite 1100, Houston, Texas	77046
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (281) 404-4387

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 29, 2025, Viking Ozone Technology, LLC (“VOT”), a majority-owned subsidiary of Viking Energy Group, Inc. (a wholly-owned subsidiary of Camber Energy, Inc.), entered into a short-term loan arrangement with an accredited investor (the “Investor”).

Pursuant to the transaction, VOT issued the Investor a promissory note in the principal amount of $500,000 (the “Note”). The Note bears interest at a fixed rate equal to 10% of the principal amount and matures on the earlier of (i) September 30, 2025, or (ii) the date VOT receives proceeds from the sale of the VKIN-300 waste treatment system that was shipped to France earlier in 2025 (the “VKIN-300 Sale”).

The Note includes customary events of default, such as failure to pay principal or interest when due and certain bankruptcy events. If an event of default occurs, the Note may become immediately due and payable, and interest may accrue at a default rate of 10% per annum. As security for its obligations under the Note, VOT granted the Investor a priority interest (pari passu with other VOT noteholders) over the net sale proceeds received by VOT from the VKIN-300 Sale.

Camber Energy, Inc. is not a party to the Note, and the Note does not include any conversion rights or warrant issuances.

The foregoing summary of the Note is qualified in its entirety by reference to the full text of the Note, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Promissory Note, dated April 29, 2025, issued by Viking Ozone Technology, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

Date: May 5, 2025	By:	/s/ James A. Doris
	Name:	James A. Doris
	Title:	Chief Executive Officer

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